Exhibit 99.1

MeadWestvaco Corporation
Global Headquarters
501 South 5th Street
Richmond, VA 23219-0501

PRESS RELEASE

Media Contact:	Investor Relations:
Tucker McNeil tel: +1 804-444-6397	Jason Thompson tel: +1 804-444-2556

MWV Reports Record Second Quarter Earnings

Second Quarter Highlights:

•	Record Second Quarter EPS of $0.51 (EPS of $0.54 ex-items)

•	Record Profits in Packaging Resources and Specialty Chemicals Segments

•	Cash Flow from Operations Doubles to $160 Million

RICHMOND, VA – July 27, 2011 – MeadWestvaco Corporation (NYSE: MWV) reported record second quarter income from continuing operations of $89 million, or $0.51 per share ($0.54 excluding special items), including record profit levels in Packaging Resources and Specialty Chemicals. The company increased sales by nine percent, with especially strong performance in emerging markets and higher pricing across most product lines. The company’s strong results were driven by gains in global consumer packaging markets, including food, fragrance, and beverage markets outside North America, as well as pine chemicals for industrial markets around the world.

“MWV delivered another very strong performance during the second quarter,” said John A. Luke, Jr., chairman and chief executive officer. “We are consistently generating higher sales and profits by executing specific, market-based strategies in our businesses – including a transformed product and geographic mix that has strengthened our earnings power. Even as some of the challenges we expected began to emerge in the second quarter, including uneven economic recovery in developed markets and input cost inflation, we continue to prove that the step change in our performance is sustainable.”

Quarterly Comparison

Sales from continuing operations in the second quarter of 2011 increased nine percent to $1.56 billion from $1.43 billion in the second quarter of 2010. Income from continuing operations in the second quarter of 2011 was $89 million, or $0.51 per share. The 2011 results include after-tax restructuring charges of $5 million, or $0.03 per share. Income from continuing operations in the second quarter of 2010 was $56 million, or $0.32 per share. The 2010 results include after-tax restructuring charges of $10 million, or $0.06 per share. The effect of after-tax restructuring charges on earnings per share from continuing operations is as follows:

	Second Quarter 2011	Second Quarter 2010

Earnings per share from continuing operations, as reported	$0.51	$0.32

Restructuring charges	0.03	0.06

Earnings per share from continuing operations, as adjusted [1]	$0.54	$0.38

[1]	Refer to “Use of Non-GAAP Measures” section of this document.

Second Quarter Segment Results

Following is a summary of second quarter 2011 results by business segment. All comparisons for the second quarter of 2011 are with the second quarter of 2010 on a continuing operations basis.

Packaging Resources

(Includes high-quality packaging paperboard principally for global food and beverage, tobacco and commercial print markets as well as MWV Rigesa, a fully-integrated manufacturer of corrugated packaging solutions for produce, meat and consumer products markets in Brazil)

•	10% sales growth

•	Unchanged volume

•	38% profit growth

In the Packaging Resources segment, profit increased to $99 million in the second quarter of 2011 compared to $72 million in the second quarter of 2010. Sales increased to $741 million in the second quarter of 2011 compared to $676 million in the second quarter of 2010.

The segment’s sales increase was due to improved paperboard pricing and product mix across all end markets, especially global food, beverage, tobacco, liquid packaging and commercial print, as well as the favorable currency exchange impact of sales in Europe and Brazil. Pricing for solid bleached sulfate (SBS) paperboard and coated unbleached kraft (MWV name-brand CNK®) both improved during the quarter. MWV Rigesa had increased sales of corrugated packaging solutions due to higher pricing and improved mix, as well as increased sales of consumer packaging solutions for beauty and personal care products.

Total shipments of paperboard packaging showed a modest increase. SBS paperboard shipments improved two percent with volume growth in food and liquid packaging offsetting deliberate actions to exit lower return product lines. Shipments of CNK® paperboard declined two percent. Gains in food packaging and in beverage packaging in Asia and Europe were more than offset by beverage packaging declines in North America. MWV Rigesa’s corrugated volumes moderated compared to unusually strong demand associated with Brazil’s robust economic growth last year.

Profit growth in 2011 primarily reflects strong improvement in pricing and product mix across key product lines, favorable foreign currency exchange and improved manufacturing productivity. These benefits in 2011 were partially offset by input cost inflation for certain raw materials and freight.

Consumer Solutions

(Includes packaging for beverage, tobacco, personal care, home and garden and healthcare markets)

•	4% sales growth

•	3% volume decline

•	5% profit decline

In the Consumer Solutions segment, profit in the second quarter of 2011 was $36 million compared to $38 million in the second quarter of 2010. Sales increased to $505 million in the second quarter of 2011 compared to $486 million in the second quarter of 2010.

The segment’s sales growth was due to favorable foreign currency exchange, pricing and product mix improvement and the addition of trigger sprayer business acquired with Spray Plast. Volume gains in tobacco packaging as well as pricing and product mix improvement in beverage, personal care and healthcare packaging contributed to sales growth. These gains were partially offset by weather-related volume declines in home and garden and in beverage packaging due to lower consumer consumption in North America.

Profit decline in 2011 primarily reflects input cost inflation, principally increased costs for resins and freight. These factors were partially offset by pricing and product mix improvement, productivity gains and favorable foreign currency exchange.

Consumer & Office Products

(Includes branded and licensed school supplies in North America and Brazil as well as office and planning and organizing products in North America)

•	7% sales growth

•	3% volume growth

•	21% profit growth

In the Consumer & Office Products segment, profit was $34 million in the second quarter of 2011 compared to $28 million in the second quarter of 2010. Sales increased to $182 million in the second quarter of 2011 compared to $170 million in the second quarter of 2010.

Higher volume was driven primarily by earlier shipments of North American back to school orders and early orders for time management products as some customers filled their seasonal merchandising plans. Tilibra, the segment’s Brazilian operation, also had increased sales of branded proprietary products to its retail customers, which contributed to overall mix improvement for the business.

Profit growth in 2011 primarily reflects product mix improvement from the timing of branded product sales, continued productivity gains and favorable foreign currency exchange. These benefits were partially offset by input cost inflation for certain raw materials and freight. The segment continues to be impacted by imports from Asia.

Specialty Chemicals

(Includes chemicals for asphalt, oilfield, adhesives, inks and paper sizing, as well as activated carbon for auto emission controls and for food and water purification)

•	20% sales growth

•	2% volume growth

•	56% profit growth

In the Specialty Chemicals segment, profit increased to $56 million in the second quarter of 2011 compared to $36 million in the second quarter of 2010. Sales increased to $216 million in the second quarter of 2011 compared to $180 million in the second quarter of 2010.

Sales growth was driven by continued success in higher value markets for pine chemicals, asphalt and carbon technologies in both developed and emerging markets. The segment achieved strong volume in pine chemicals used in the production of publication inks, adhesives and oilfield drilling solutions. Sales in carbon technologies were up modestly due to product mix and price improvement. Volumes in automotive carbon decreased due to lower auto production levels in Japan due to impacts from the tsunami.

Profit growth in 2011 reflects product mix and pricing improvement and higher volumes across key pine chemicals product lines. These benefits in 2011 were partially offset by input cost inflation for certain raw materials and freight.

Community Development & Land Management

(Includes approximately 720,000 owned acres in Southeastern U.S. – pursuing small-tract land sales and development opportunities principally in the region of Charleston, SC)

In the Community Development and Land Management segment, profit was $6 million in the second quarter of 2011 compared to $12 million in the second quarter of 2010. The profit decline was due to lower rural tract land sales. Profit from real estate activities was $5 million in the second quarter of 2011 compared to $9 million in the second quarter of 2010. Profit from forestry operations and leasing activities was $1 million in the second quarter of 2011 compared to $3 million in the second quarter of 2010. Sales were $30 million in the second quarter of 2011 compared to $36 million in the second quarter of 2010. The segment sold approximately 4,700 acres for gross proceeds of approximately $11 million in the second quarter of 2011 compared to approximately 5,700 acres for gross proceeds of $15 million in the second quarter of 2010.

Other Items

In the second quarter of 2011, total pre-tax input costs of energy, raw materials and freight increased $40 million over the second quarter of 2010 on a continuing operations basis.

In the second quarter of 2011, the pre-tax impact from favorable foreign currency exchange was $17 million compared to the second quarter of 2010 on a continuing operations basis.

Operating cash flow from continuing operations improved to approximately $160 million in the second quarter of 2011 compared to $75 million in the second quarter of 2010, reflecting higher earnings and lower working capital usage.

Capital spending from continuing operations was $151 million in the second quarter of 2011 compared to $40 million in the second quarter of 2010. The year-over-year increase was driven primarily by the expansion of the company’s corrugated packaging business in Brazil.

The company’s U.S. qualified retirement plans remain over funded and management does not anticipate any required regulatory funding contributions to such plans in the foreseeable future.

The effective tax rate from continuing operations in the second quarter of 2011 was approximately 32 percent.

MWV paid a regular quarterly dividend of $0.25 per share during the second quarter of 2011. On June 28, 2011, MWV declared a regular quarterly dividend of $0.25 per common share. The payment of the dividend will be made on September 1, 2011, to shareholders of record at the close of business on August 1, 2011.

Outlook

In the third quarter of 2011, the company expects earnings to improve modestly compared to the third quarter of 2010. The company expects continued benefits from value-based pricing, product mix improvement and profitable growth in faster growing emerging markets. The company also expects continued gains in manufacturing productivity. The company remains cautious around ongoing macro-economic challenges in developed markets and the impact on consumer demand, higher costs for certain raw materials and freight, as well as the potential impact of policies in key emerging markets to control inflation. The company is also continuing to monitor fiscal developments, particularly in the U.S. and Europe, which could also impact consumer confidence.

Use of Non-GAAP Measures

The presentation of earnings per share from continuing operations, adjusted to exclude restructuring charges is not meant to be considered in isolation or as a substitute for earnings per share from continuing operations determined in accordance with generally accepted accounting principles (“GAAP”). The company believes this non-GAAP measure provides investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business because it excludes charges that management believes are not indicative of the ongoing operating results of the business.

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. EDT by dialing 1 (800) 230-1092 (toll-free domestic) or 1 (612) 332-0107 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, go to the Investors page and look for the link to the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the call will be available for one month via the telephone starting at 12:00 p.m. EDT on July 27th, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 209106.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most-admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, and tobacco industries. The company’s businesses also include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 17,500 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for seven consecutive years. For more information, please visit www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including divestitures; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010[1]	2011	2010[1]
Net sales	$1,557	$1,429	$2,922	$2,691

Cost of sales	1,182	1,129	2,231	2,160
Selling, general and administrative expenses	205	169	389	333
Interest expense	45	48	92	93
Other income, net	(6)	(4)	(27)	(10)

Income from continuing operations before income taxes	131	87	237	115
Income tax provision	42	31	77	30

Income from continuing operations	89	56	160	85

Loss from discontinued operations, net of income taxes[2]	—	(6)	(6)	(11)

Net income attributable to the company	$89	$50	$154	$74

Net income per diluted share attributable to the company:
Income from continuing operations	$0.51	$0.32	$0.92	$0.49
Loss from discontinued operations [2]	—	(0.03)	(0.03)	(0.06)

Net income attributable to the company	$0.51	$0.29	$0.89	$0.43

Shares used to compute net income per diluted share	174.5	173.4	173.6	173.7

[1]	Certain amounts in 2010 have been recast to conform to the combined presentation of discontinued operations of the media and entertainment packaging and envelope products businesses.
[2]	Loss from discontinued operations, net of income taxes, primarily reflects the sales of the media and entertainment packaging and envelope products businesses.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	June 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$678	$790
Accounts receivable, net	839	827
Inventories	799	642
Other current assets	120	131
Current assets of discontinued operations [1]	—	56

Current assets	2,436	2,446

Property, plant, equipment and forestlands, net	3,382	3,255
Prepaid pension asset	1,105	1,052
Goodwill	826	812
Other assets	1,254	1,224
Non-current assets of discontinued operations [1]	—	25

	$9,003	$8,814

Liabilities and Equity
Accounts payable	$658	$590
Accrued expenses	556	606
Notes payable and current maturities of long-term debt	226	7
Current liabilities of discontinued operations [1]	—	23

Current liabilities	1,440	1,226

Long-term debt	1,785	2,042
Other long-term obligations	1,262	1,265
Deferred income taxes	1,003	972
Non-current liabilities of discontinued operations [1]	—	3

Shareholders’ equity	3,491	3,286
Non-controlling interest	22	20

Total equity	3,513	3,306

	$9,003	$8,814

[1]	Amounts attributable to discontinued operations at December 31, 2010, reflect the discontinued operations treatment of the envelope products business that was sold on February 1, 2011.

MeadWestvaco Corporation and consolidated subsidiary companies

Segment Information

In millions (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010[1]	2011	2010[1]
Sales
Packaging Resources	$741	$676	$1,420	$1,300
Consumer Solutions	505	486	954	926
Consumer & Office Products	182	170	298	282
Specialty Chemicals	216	180	393	318
Community Development and Land Management	30	36	73	81

Total	1,674	1,548	3,138	2,907
Inter-segment eliminations	(117)	(119)	(216)	(216)

Consolidated totals	$1,557	$1,429	$2,922	$2,691

Segment profit
Packaging Resources	$99	$72	$183	$102
Consumer Solutions	36	38	62	63
Consumer & Office Products	34	28	40	33
Specialty Chemicals	56	36	105	61
Community Development and Land Management	6	12	36	35

Subtotal	231	186	426	294
Corporate and Other [2]	(100)	(99)	(189)	(179)

Consolidated totals [3]	$131	$87	$237	$115

[1]

Certain amounts in 2010 have been recast to conform to the combined presentation of discontinued operations of the media and entertainment packaging business previously included in the Consumer Solutions segment and the envelope products business previously included in the Consumer & Office Products segment.

[2]

Corporate and Other includes restructuring charges, interest expense and income, pension income and curtailment gains, gains and losses on certain asset sales, and non-controlling interest income and losses.

[3]	Represents income from continuing operations attributable to the company before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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